EXHIBIT 21.0


                           SUBSIDIARIES OF REGISTRANT



Symvex Inc. is a wholly-owned subsidiary of the Registrant incorporated in the State of Delaware. Symvex Inc. did business under its own name.

SCA Ventures Inc., (formerly Enzon Labs Inc.) is a wholly-owned subsidiary of the Registrant incorporated in the State of Delaware. SCA Ventures does business under its own name.

Enzon Pharm. B.V. is a wholly-owned subsidiary of the Registrant incorporated in the Netherlands.

Enzon GmbH is a wholly-owned subsidiary of the Registrant incorporated in Germany.


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